As filed with the Securities and Exchange Commission on April 9, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACWEST BANCORP

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0885320 (IRS Employer Identification Number)

PACWEST BANCORP 2003 STOCK INCENTIVE PLAN

(Full Title of Plan)

10250 Constellation Boulevard, Suite 1640
Los Angeles, California 90067
(310) 286-1144

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kori L. Ogrosky

Executive Vice President, General Counsel & Corporate Secretary
5404 Wisconsin Avenue, 2nd Floor
Chevy Chase, Maryland 20815

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Patrick S. Brown
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer *
Non-accelerated filer *	Smaller reporting company*
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	13,186,565	$46.10	$ 607.9 million	$78,297.60

(1)         Represents (i) 2,500,000 additional shares of PacWest Bancorp (“PacWest”) Common Stock approved by PacWest’s stockholders and reserved for issuance under the PacWest Bancorp 2003 Stock Incentive Plan (the “Plan”) and (ii) 10,686,565 shares of PacWest Common Stock that were rolled over from the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan and reserved for issuance under the Plan, after being converted into an equivalent number of shares of PacWest Common Stock based on the terms and conditions of the Agreement and Plan of Merger, dated as of July 22, 2013, as amended (the “Merger Agreement”), between PacWest and CapitalSource Inc., a Delaware corporation (“CapitalSource”).  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the PacWest Common Stock as reported on the NASDAQ Global Select Market on April 7, 2014.

EXPLANATORY STATEMENT

Pursuant to General Instruction E to Form S-8, this registration statement registers additional securities of the same class as other securities for which a registration statement, also filed on Form S-8 and relating to the Plan, is effective. Therefore, this registration statement consists only of the following: the facing page, the required statement (regarding incorporation by reference) set forth below, the required opinions and consents, the signature page and information that is required in this registration statement that is not in the earlier registration statement.

Pursuant to the Merger Agreement, CapitalSource merged with and into PacWest (the “Merger”) on April 7, 2014 (the “Effective Time”).  On January 13, 2014, PacWest’s stockholders approved an additional 2,500,000 shares of PacWest Common Stock for issuance under the Plan, conditioned upon the effectiveness of the Merger.  An additional 10,686,565 shares of PacWest Common Stock are also being reserved for issuance under the Plan after being converted, as of the Effective Time, from an equivalent number of shares of CapitalSource common stock based on the terms and conditions of the Merger Agreement that were originally reserved and remained available for issuance for awards under the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan.  PacWest intends to use the PacWest Common Stock described in the preceding sentence for issuance or settlement of equity or equity-based awards under the Plan for employees who (a) were employees of CapitalSource prior to the Effective Time or (b) are hired by PacWest or any of its subsidiaries after the Effective Time.

This registration statement hereby incorporates by reference the contents of PacWest’s earlier registration statement on Form S-8, Registration File No. 333-43330, filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2000, the registration statement on Form S-8, Registration File No. 333-101025, filed with the Commission on November 5, 2002, the registration statement on Form S-8, Registration File No. 333-107636, filed with the Commission on August 4, 2003, the registration statement on Form S-8, Registration File No. 333-138542, filed with the Commission on November 9, 2006, the registration statement on Form S-8, Registration File No. 333-162808, filed with the Commission on November 2, 2009 and the registration statement on Form S-8, Registration File No. 333-181869, filed with the Commission on June 4, 2012.  After giving effect to this filing, an aggregate of 19,686,565 shares of PacWest’s Common Stock have been registered for issuance pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.         Interests of Named Experts and Counsel

The validity of the securities offered hereby has been passed upon for PacWest by Kori L. Ogrosky, its Executive Vice President, General Counsel and Corporate Secretary.  As of April 8, 2014, Kori L. Ogrosky beneficially owned approximately 15,240 shares of PacWest Common Stock.

Item 8            Exhibits

See Exhibit Index.

Item 9.         Undertakings

(a)                                 The undersigned registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)                     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                     That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chevy Chase, State of Maryland, on this 9th day of April, 2014.

PACWEST BANCORP

By	/s/ Kori L. Ogrosky
Name:	Kori L. Ogrosky
Title:	Executive Vice President, General Counsel & Corporate Secretary

Power Of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew P. Wagner, Victor R. Santoro, Jared M. Wolff, Lynn M. Hopkins and Kori L. Ogrosky, and each of them, each with full power to act without the other, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Eggemeyer, III
John M. Eggemeyer, III	Chairman of the Board of Directors	April 9, 2014

/s/ Matthew P. Wagner
Matthew P. Wagner	Chief Executive Officer and Director (Principal Executive Officer)	April 9, 2014

/s/ Victor R. Santoro
Victor R. Santoro	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 9, 2014

/s/ Lynn M. Hopkins
Lynn M. Hopkins	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 9, 2014

/s/ Craig A. Carlson
Craig A. Carlson	Director	April 9, 2014

/s/ Barry C. Fitzpatrick
Barry C. Fitzpatrick	Director	April 9, 2014

/s/ Andrew B. Fremder
Andrew B. Fremder	Director	April 9, 2014

/s/ C. William Hosler
C. William Hosler	Director	April 9, 2014

/s/ Tad Lowrey
Tad Lowrey	Director	April 9, 2014

/s/ Susan E. Lester
Susan E. Lester	Director	April 9, 2014

/s/ Roger H. Molvar
Roger H. Molvar	Director	April 9, 2014

/s/ Timothy B. Matz
Timothy B. Matz	Director	April 9, 2014

/s/ James J. Pieczynski
James J. Pieczynski	Director	April 9, 2014

/s/ Daniel B. Platt
Daniel B. Platt	Director	April 9, 2014

/s/ Robert A. Stine
Robert A. Stine	Director	April 9, 2014

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Kori L. Ogrosky as to the validity of the Common Stock.

23.1	Consent of KPMG LLP (independent registered public accounting firm for PacWest).

23.2	Consent of Kori L. Ogrosky (included in her opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).